 The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated December 13, 2010

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 614 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated , 2010
Rule 424(b)(2)
$

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Autocallable Quarterly Review Notes due January 4, 2012
Based on the Performance of Copper

Unlike ordinary debt securities, the Autocallable Quarterly Review Notes due January 4, 2012 Based on the Performance of Copper, which we refer to as the notes, do not pay interest and do not guarantee the return of any principal at maturity.  If the price of copper, which we refer to as the underlying commodity, on any of the first three review dates is at or above the specified call level, the notes will be automatically called for a fixed cash payment per note, which we refer to as the call price, that will vary depending on the review date.  If the notes are not called prior to maturity, you will receive at maturity for each note you hold an amount in cash that will vary depending on the underlying commodity price on the final review date, and which may be significantly less than the stated principal amount of the notes and could be zero.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
If, on any of the first three review dates, the commodity price is at or above 102.50% of the initial commodity price, which we refer to as the call level, the notes will be automatically called on the third business day following such review date for the applicable call price, which will vary depending on the applicable review date.  As the call level is 2.50% higher than the initial commodity price, the price of copper must increase for the notes to be called and for you to receive any positive return on the notes upon an automatic early call or at maturity.  The call prices will be determined on the day we price the notes for initial sale to the public, which we refer to as the pricing date, but will not be less than the call prices stated below for each review date:

º	First review date, March 28, 2011: at least $1,058 (corresponding to at least 105.80% of the stated principal amount),
º	Second review date, June 27, 2011: at least $1,116 (corresponding to at least 111.60% of the stated principal amount), or
º	Third review date, September 27, 2011: at least $1,174 (corresponding to at least 117.40% of the stated principal amount)
•	At maturity, if the notes have not previously been called, you will receive for each note that you hold an amount of cash equal to:
º
if the commodity price on December 29, 2011, which we refer to as the final commodity price and the final review date, respectively, is at or above the call level: at least $1,232 (corresponding to at least 123.20% of the stated principal amount),

º
if the final commodity price is lower than the call level but has not declined by more than 10% from the initial commodity price, which we refer to as the buffer amount: the $1,000 stated principal amount of the notes, or

º	if the final commodity price has declined by more than 10% from the initial commodity price: $1,000 + [$1,000 x (commodity percent change + 10%) x downside leverage factor].
There is no minimum payment on the notes, and, due to the downside leverage factor, you could lose your entire investment.
•	The downside leverage factor is 1.111.
•	Each review date is subject to postponement for non-trading days and certain market disruption events.
•	The commodity percent change is equal to:

final commodity price - initial commodity price
initial commodity price

•	The initial commodity price is the price of the underlying commodity on the pricing date.
•	Investing in the notes is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 617482QC1. The ISIN for the notes is US617482QC14.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities.  Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER NOTE

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per note	100%	1%	99%
Total	$	$	$
__________________
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of 1% for each note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per note, and the placement agent will forgo any fees with respect to such sales.

(2)	For more information, please see “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley	JPMorgan Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agents or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Each agent and each dealer represents and agrees that it will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)   an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)   an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)   otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Autocallable Quarterly Review Notes due January 4, 2012 Based on the Performance of Copper, which we refer to as the notes, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of Copper, which we refer to as the underlying commodity.  Investors in the notes must be willing to accept the risk of a complete loss of principal, and also be willing to forgo interest payments and potential returns above the specified returns, in exchange for the opportunity to receive the specified returns if the commodity price on any of the review dates is at or above the call level.  The notes do not guarantee the return of any principal at maturity, and all payments on the notes are subject to the credit risk of Morgan Stanley.

The notes are riskier than ordinary debt securities.  Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity.  See “Risk Factors” beginning on PS-9.

Each note costs $1,000	We, Morgan Stanley, are offering Autocallable Quarterly Review Notes due January 4, 2012 Based on the Performance of Copper. The stated principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agents’ commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The notes do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the notes do not pay interest and do not guarantee the repayment of any of the principal at maturity.  If the notes have not been called prior to maturity and the final commodity price has declined by more than 10% from the initial commodity price, which we refer to as the buffer amount, you will be exposed to that decline, and you will lose 1.111% of your principal amount for every 1% decline in the final commodity price beyond the buffer amount.  For example, if the final commodity price declines by 50% from the initial commodity price, you will lose 44.44% of your principal.  There is no minimum payment on the notes, and, due to the downside leverage factor, you could lose your entire investment.

The initial commodity price will equal the price of the underlying commodity, as published by the London Metal Exchange, on the day we price the notes for initial sale to the public, which we refer to as the pricing date.

The final commodity price will equal the price of the underlying commodity, as published by the London Metal Exchange, on December 29, 2011, which we refer to as the final review date, subject to postponement for non-trading days and certain market disruption events.

The notes will be automatically called if the commodity price on any of the first three review dates
If the commodity price on any of the first three review dates is at or above 102.50% of the initial commodity price, which we refer to as the call level, the notes will be automatically called for the call price on the third business day following the related review date, which we refer to as a call date.  As the call level is 2.50% higher than the is at or above the call level
initial commodity price, the price of copper must increase for the notes to be called and for you to receive any positive return on the notes upon an automatic early call or at maturity. The call price will be an amount of cash that will vary depending on the applicable review date (in each case, as determined on the pricing date) as follows:

•  if the commodity price on March 28, 2011, the first review date, is at or above the call level, the notes will be called for at least $1,058 per note (corresponding to at least 105.80% of the stated principal amount), or

•  if the commodity price on June 27, 2011, the second review date, is at or above the call level, the notes will be called for at least $1,116 per note (corresponding to at least 111.60% of the stated principal amount), or

•  if the commodity price on September 27, 2011, the third review date, is at or above the call level, the notes will be called for at least $1,174 per note (corresponding to at least 117.40% of the stated principal amount)

Each review date is subject to postponement for non-trading days and certain market disruption events as described under “Description of Notes—Review Dates.”
If the notes are not automatically called prior to maturity, the payment at maturity will vary depending on the final commodity price
At maturity, if the notes have not previously been called, you will receive for each $1,000 stated principal amount of notes that you hold an amount of cash that will vary depending on the final commodity price, and will be equal to:

•  if the final commodity price is at or above the call level: at least $1,232 (corresponding to at least 123.20% of the stated principal amount),

•  if the final commodity price is lower than the call level but has not declined by more than 10% from the initial commodity price: the $1,000 stated principal amount of the notes, or

• if the final commodity price has declined by more than 10% from the initial commodity price: $1,000 + [$1,000 x (commodity percent change + 10%) x downside leverage factor]
where,

commodity percent change	=	final commodity price – initial commodity price
		initial commodity price
final commodity price	=	the price of the underlying commodity, as published by the London Metal Exchange, on the final review date, subject to postponement for non-trading days and certain market disruption events.
downside leverage factor	=	1.111

If the final commodity price declines by more than 10% from the initial commodity price, which we refer to as the buffer amount, you will be exposed to that decline beyond the buffer amount on a leveraged basis without any minimum payment on the notes, and you could lose your entire investment.

All payments on the notes upon an automatic early call or at maturity are subject to the credit risk of Morgan Stanley.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Notes upon Automatic Call or at Maturity,” which explain in more detail the possible payouts on the notes on each call date and at maturity assuming a variety of hypothetical commodity prices for each review date, including the final review date. The table does not show every situation that can occur.

You can review the historical prices of the underlying commodity in the section of this pricing supplement called “Description of Notes—Historical Information” starting on PS-19.  You cannot predict the future price of the underlying commodity based on its historical prices.

Investing in the notes is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.
The appreciation potential of the notes is limited by the fixed returns specified for each call date and at maturity and by the automatic early call feature
The appreciation potential of the notes is limited to the fixed return specified for each review date and at maturity, regardless of any greater price performance of the underlying commodity, which could be significant.  In addition, the automatic early call feature may limit the term of your investment to as short as three months.  If the notes are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final review date is postponed so that the final review date falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final review date as postponed.  See “Description of Notes—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSCG will determine the initial commodity price, the commodity price on each review date, whether the commodity price on any review date, including the final review date, is at or above the call level and therefore whether the notes will be called following such review date and whether a market disruption event has occurred, and will calculate the payment that you will receive upon any automatic early call or at maturity, if any.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the notes, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Where you can find more information on the notes
The notes are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Description of Notes.”  You should also read about some of the risks involved in investing in the notes in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the notes may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples illustrate the payout on the notes for a range of commodity prices for each of the review dates and are being provided for illustrative purposes only.

These examples are based on the following hypothetical terms:

•	initial commodity price: $9,100

•	call level (102.50% of the initial commodity price): $9,327.50

•	call price:

º	$1,058 if the notes are automatically called in March 2011

º	$1,116 if the notes are automatically called in June 2011

º	$1,174 if the notes are automatically called in September 2011

•	payment at maturity if the final commodity price is at or above the call level: $1,232

•	stated principal amount (per note): $1,000

•
In Examples 1 through 3, the commodity price on one of the first three review dates is above the call level.  However, each example results in a different payment amount because the commodity price is above the call level on different review dates.  Because the commodity price on one of the first three review dates is above the call level, the notes are automatically called following the relevant review date.  In each of Examples 4, 5 and 6, the commodity price on each of the first three review dates is lower than the call level, and, consequently, the notes are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1		Example 2		Example 3
	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout
#1	$9,500	$1,058	$9,000	—	$9,000	—
#2	—	—	$9,400	$1,116	$9,200	—
#3	—	—	—	—	$9,600	$1,174
Total Payout:	$1,058 in March 2011		$1,116 in June 2011		$1,174 in September 2011

Review Date	Example 4		Example 5		Example 6
	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout
#1	$9,000	—	$9,000	—	$9,000	—
#2	$9,200	—	$9,200	—	$9,200	—
#3	$8,900	—	$8,900	—	$8,900	—
Final review date	$11,830	$1,232	$8,463	$1,000	$4,550	$555.60
Total Payout:	$1,232 at maturity		$1,000 at maturity		$555.60 at maturity

•
In Example 4, the final commodity price is $11,830, which is higher than the call level and which represents a 30% increase from the initial commodity price.  The payment at maturity equals $1,232 per note, representing a 23.20% return on your investment.  The return on your investment would be less than the 30% return you would receive on a comparable investment linked to the simple return of the underlying commodity.

•
In Example 5, the final commodity price is $8,463, which is lower than the call level and which represents a 7% decline from the initial commodity price.  Because the final commodity price has not declined by more than 10% from the initial commodity price, the payment at maturity equals the stated principal amount of $1,000 per note.

•
In Example 6, the final commodity price is $4,550, which represents a 50% decline from the initial commodity price.  Because the final commodity price has declined by more than 10% from the initial commodity price, investors are exposed to that decline beyond 10% on a leveraged basis and will receive a payment at maturity that represents a 44.44% loss of their principal, calculated as follows:

$1,000 +[$1,000 x (commodity percent change + 10%) x downside leverage factor] = $1,000 + [$1,000 x (–50% + 10%) x 1.111] = $555.60

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  Investing in the notes is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.  This section describes the most significant risks relating to the notes.  For a complete list of risk factors, please see the accompanying prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay interest or guarantee the return of any principal at maturity
The terms of the notes differ from those of ordinary debt securities in that we do not pay you interest on the notes and do not guarantee to pay you any of the principal at maturity.  Instead, if the notes have not been automatically called prior to maturity, you will receive at maturity for each $1,000 stated principal amount of notes that you hold an amount in cash that will vary depending on the commodity price on the final review date, which we refer to as the final commodity price.  If the final commodity price has declined by more than 10% from the initial commodity price, which we refer to as the buffer amount, you will be exposed to that decline beyond the buffer amount on a leveraged basis, and you will lose 1.111% of your principal amount for every 1% decline in the final commodity price from the initial commodity price beyond the buffer amount.  For example, if the final commodity price declines by 50% from the initial commodity price, you will lose 44.44% of your principal.  There is no minimum payment on the notes, and, due to the downside leverage factor, you could lose your entire investment.

You will not receive any positive return on the notes unless the price of copper increases by at least 2.50% from its initial level
As the call level is 2.50% higher than the initial commodity price, the price of copper must increase by at least 2.50% from its initial level for the notes to be called and for you to receive any positive return on the notes upon an automatic early call or at maturity.

The appreciation potential of the notes is limited by the fixed returns specified for each call date and at maturity and by the automatic early call feature
The appreciation potential of the notes is limited to the fixed return specified for each review date and at maturity, regardless of any greater price performance of the underlying commodity, which could be significant.  In addition, the automatic early call feature may limit the term of your investment to as short as three months.  If the notes are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

Market price of the notes may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the notes in the secondary market.  We expect that generally the market price of the underlying commodity on any day will affect the value of the notes more than any other single factor.  However, because the payout on the notes is not directly correlated to the underlying commodity, the notes will trade differently from the underlying commodity.  Factors that may influence the value of the notes include:

•  the market price of the underlying commodity and futures contracts on the underlying commodity, including in relation to the call level and the buffer amount, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•  trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•  interest and yield rates in the market;

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the underlying commodity;

•  the time remaining until the next review date and the maturity of the notes; and

•  any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and may be less than the original issue price at any time prior to maturity, and a sale of the notes prior to maturity may result in a loss. For example, you may have to sell your notes at a substantial loss if on that date the commodity price is below the call level.

You cannot predict the future prices of the underlying commodity based on its historical prices.  If the notes are not called prior to maturity and the final commodity price declines by more than the buffer amount, you will be exposed on a 1.111 to 1 basis to such decline in the final commodity price beyond the buffer amount and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the notes will be called prior to maturity or that the final commodity price will be at or above the call level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

The return on the notes is linked to a single commodity, and the price of copper may change unpredictably and affect the value of the notes in unforeseeable ways
Investments, such as the notes, linked to the price of a single commodity, such as copper, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries.  In previous years, copper supply has been affected by strikes, financial problems and terrorist activity and other disruptions to the supply chain, from mining to storage to smelting.  The price of copper is also affected by variations in production costs, including storage, labor and energy costs, as well as regulatory compliance costs, including as a result of environmental regulations.

You can review a table of the published high and low prices, as well as end-of-quarter closing prices, of the underlying commodity for each calendar quarter in the period from January 1, 2005 through December 10, 2010 and a graph that plots the daily prices of the underlying commodity for the same period in this pricing supplement under “Description of Notes—Historical Information.”  You cannot predict the future performance of the underlying commodity based on its historical performance.  In addition, there can be no assurance that the commodity price will be greater than or equal to the call level on any review date or that the final commodity price will be greater than the initial commodity price so that you will receive at maturity an amount that is greater than the stated principal amount of the notes.  If the final commodity price has declined by more than 10% from the initial commodity price, you will receive at maturity an amount that is less, and possibly significantly less, than the amount of your original investment in the notes due to the downside leverage factor.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity on the notes is linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index.  The price of copper may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of copper may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of Notes—Historical Information.”

The notes will not be listed and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the initial commodity price and, as a result, the call level at or above which the commodity price must be on any of the review dates in order for the notes to be automatically called prior to maturity or, if the notes are not called prior to maturity, in order for you to receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the price of the underlying commodity on the review dates and, accordingly, whether the notes are automatically called prior to maturity and, if the notes are not called prior to maturity, the amount of cash, if any, you receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from prices determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MSCG will determine the initial commodity price, the commodity price on each review date, whether the commodity price on any of the first three review dates is at or above the call level and therefore whether the notes will be called following such review date and whether a market disruption event has occurred, and, if the notes are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price in the event of a market disruption event, may adversely affect the payout to you on the notes.  See the section of this pricing supplement called “Description of Notes—Market Disruption Event.”

Not equivalent to investing in the underlying commodity	Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

There are risks relating to the trading of metals on the London Metal Exchange
The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any of the review dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper could be adversely affected and could have an impact on whether the notes are automatically called prior to maturity or the payment at maturity.

Although we believe that each note should be treated as a single financial contract that is
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the notes supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each

an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a note	note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the timing and character of income on the notes might differ significantly. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the notes every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the notes as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the notes.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the notes would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $1,000 Stated Principal Amount of our Autocallable Quarterly Review Notes due January 4, 2012 Based on the Performance of Copper.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	December 17, 2010

Original Issue Date (Settlement Date)	December 27, 2010 (5 Business Days after the Pricing Date).

Maturity Date	January 4, 2012, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled final Review Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such final Review Date as postponed.  See “––Review Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Note

Original Issue Price	$1,000 per Note

CUSIP Number	617482QC1

ISIN	US617482QC14

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Copper

Automatic Early Call
If, on any of the first three Review Dates, the Commodity Price is at or above the Call Level, we will call the Notes, in whole and not in part, for the applicable Call Price on the third Business Day following such Review Date (as may be postponed under “––Review Dates” below) (the “Call Date”).

In the event that the Notes are subject to Automatic Early Call, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Review Date (as may be postponed under “––Review Dates” below), give notice of the Automatic Early Call of the Notes and the applicable Call Price, including specifying the payment date of the applicable amount due upon the Automatic Early Call (the Call Date), to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on or prior to the applicable Call Date.  See “—Book-Entry Note or

Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Call Level	102.50% of the Initial Commodity Price
Call Price	The Call Price will equal:
• at least $1,058 (corresponding to at least 105.80% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in March 2011,
• at least $1,116 (corresponding to at least 111.60% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in June 2011, or
• at least $1,174 (corresponding to at least 117.40% of the Stated Principal Amount), as determined on the Pricing Date, if the Automatic Early Call occurs in September 2011.
Payment at Maturity	If the Notes have not been automatically called prior to maturity, you will receive for each $1,000 Stated Principal Amount of Notes that you hold a Payment at Maturity equal to:
• if the Final Commodity Price is at or above the Call Level, at least $1,232 (corresponding to 123.20% of the Stated Principal Amount), as determined on the Pricing Date,
• if the Final Commodity Price is lower than the Call Level but has not declined by more than the Buffer Amount from the Initial Commodity Price, the $1,000 Stated Principal Amount, or
• if the Final Commodity Price has declined by more than the Buffer Amount from the Initial Commodity Price:
$1,000 + [$1,000 x (Commodity Percent Change + Buffer Amount) x Downside Leverage Factor]

If the Final Commodity Price declines by more than the Buffer Amount from the Initial Commodity Price, you will be exposed to that decline beyond the Buffer Amount on a leveraged basis without any minimum payment on the notes, and you could lose your entire investment.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Notes on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated

Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Buffer Amount	10%
Commodity Percent Change
A fraction, the numerator of which is the Final Commodity Price on the relevant Review Date minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Commodity Price	On any day, the official cash offer price per ton of Copper Grade A on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars, as determined and published by the LME.

Reuters and various other third party sources may report prices of the Underlying Commodity. If any such reported price differs from that as determined and published by the Relevant Exchange, the price as published by such Relevant Exchange will prevail.

Initial Commodity Price
The Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, provided further that the Initial Commodity Price will not be determined on a date later than the third scheduled Trading Day following the Pricing Date.  If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Initial Commodity Price on such third scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the final Review Date, as determined by the Calculation Agent.

Downside Leverage Factor	1.111

Review Dates
March 28, 2011 (first Review Date), June 27, 2011 (second Review Date), September 27, 2011 (third Review Date) and December 29, 2011 (final Review Date); provided that if the scheduled Review Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Review Date, the Review Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs.  The Commodity Percent Change will be determined on the final Review Date as so postponed; provided that the Commodity Price as of the Review Date will not be determined on a date later than the third scheduled Trading Day following the scheduled Review Date.  If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price as of the Review Date on such third scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price as of the Review Date will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.
Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption
Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Relevant Exchange
Relevant Exchange means the LME or, if the LME is no longer the principal exchange or trading market for Copper, such exchange or principal trading market for Copper that serves as the source of prices for Copper and any principal exchanges where options or futures contracts on Copper are traded.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Agent	MS & Co.
Placement Agent	JPMorgan Chase Bank, N.A.
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Commodity Price on each Review Date, whether the Commodity Price on any Review Date is at or above the Call Level and therefore whether the Notes will be called following such Review Date, or whether a Market Disruption Event has occurred and the payment upon any Automatic Early Call or at maturity.  See “––Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable per Note upon any acceleration of the Notes (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated as if the date of such acceleration were the final Review Date; provided, that if the Commodity Price on the date of such acceleration is at or above the Call Level, the amount declared due and payable per Note shall be calculated (i) as the amount payable in respect of the next succeeding Review Date or (ii) if the is no succeeding Review Date, as the amount payable in respect of the final Review Date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high and low Commodity Prices, as well as end-of-quarter Commodity Prices, of the Underlying Commodity for each quarter in the period from January 1, 2005 through December 10, 2010.  The related graph plots the daily Commodity Prices for the Underlying Commodity in the same period.  The Commodity Price on December 10, 2010 was $9,116.00.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Commodity Price on each Review Date will be determined with reference to the official settlement price of the Underlying Commodity, as determined pursuant to “––Commodity Price” above, rather than the prices published by Bloomberg Financial Markets on each such date. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any of the Review Dates. If the Notes are not automatically called prior to maturity and if the Final Commodity Price has declined by more than the Buffer Amount from the Initial Commodity Price, you will lose some or all of your initial investment at maturity. We cannot give you any assurance that the Notes will be called prior to maturity or that, if the Notes are not called, the Final Commodity Price will be at or above the Call Level so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the Notes. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Copper High and Low Commodity Prices and End-of-Quarter Commodity Prices January 1, 2005 through December 10, 2010 (stated in U.S. dollars)
	High	Low	Period End
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	3,050.50	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter (through December 10, 2010)	9,116.00	8,085.50	9,116.00

Copper Daily Commodity Prices January 1, 2005 through December 10, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The Original Issue Price of the Notes includes the Agent’s commission (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that will be included in the Original Issue Price. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.  In addition, any secondary market prices may differ from prices determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, the Call Level at or above which the Commodity Price must be on any of the Review Dates in order for the Notes to be automatically called prior to maturity or, if the Notes are not called prior to maturity, in order for the Payment at Maturity to exceed the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Notes, whether the Notes are called early, or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, a portion of the Aggregate Principal Amount of Notes set forth on the cover of this pricing supplement.  MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed 1% for each Note it sells.  In addition, JPMorgan Chase Bank, N.A. will act as the Placement Agent for sales of a portion of the Aggregate Principal Amount of Notes to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per Note, and the Placement Agent will forgo any fees with respect to such sales.  After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Notes against payment therefor in New York, New York on December 10, 2010, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for their own account.  The Agent must close out any naked short position by purchasing the Notes in the open market after the offering.  A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or the futures contracts on the Underlying Commodity in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent, the Placement Agent or any dealer.

The Agent and the Placement Agent have each represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s, the Placement Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil
The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the

Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.
Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and the Placement Agent each represent and agree, and each dealer represents and agrees, that it will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will it circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Notes.

Because we may be considered a party in interest with respect to many plans, these Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.
United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Notes issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Notes.  This discussion applies only to initial investors in the Notes who:

• purchase the Notes at their “issue price” and
• will hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• dealers and certain traders in securities, commodities or foreign currencies;
• investors holding the Notes as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General
Under current law, each Note should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or courts agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Notes described above.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;
• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Notes

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange or automatic call as described below.

Tax Basis. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes.
Sale, Exchange, Automatic Call or Settlement of the Notes at Maturity. Upon a sale, exchange or automatic call of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, automatic call or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, automatically called or settled.  Any gain or loss recognized upon sale, exchange, automatic call or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Notes, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Notes would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with commodity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Notes, other alternative federal income tax treatments of the Notes are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Notes.  It is possible, for example, that a Note could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Notes would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale, exchange or other disposition of the Notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Notes.
Tax Treatment upon Sale, Exchange, Automatic Call or Settlement of a Note

Assuming the treatment of the Notes as set forth above is respected, a Non-U.S. Holder of the Notes will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Note were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Note would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been satisfied with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether instruments such as the Notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Notes, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the notice.
U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Notes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Notes.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange, Automatic Call or Settlement of a Note” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.